Exhibit 5

HART & TRINEN, LLP
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO 80203

William T. Hart, P.C. Donald T. Trinen		Email: harttrinen@aol.com Facsimile: (303) 839-5414
(303) 839-0061

September 12, 2011

Vanguard Energy Corporation
1330 Post Oak Blvd., Suite 1600
Houston, TX 77056

        This letter will constitute an opinion upon the legality of the sale by Vanguard Energy Corporation, a Colorado corporation (the "Company"), of up to 7,500,000 units (the "Units"), including Units covered by the underwriters' over-allotment option and units underlying the Representative's Warrant, up to 15,000,000 shares of the Company's common stock, (the "Common Stock") and up to 7,500,000 Class A Warrants (the "Warrants"), as wells as the Representative's Warrant all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

        We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of Colorado and Oregon, and a copy of the Registration Statement. In our opinion, such securities, have been duly authorized and when sold, will represent legally issued, fully paid and non-assessable Units, shares of Common Stock and Class A Warrants, as the case may be, and the Representative's Warrant and the Class A Warrants are the legal, binding obligations of the Company.

Very truly yours,

HART & TRINEN

/s/ William T. Hart